EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated March 5, 2015, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Fourth Quarter 2014 Earnings
March 5, 2015, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended December 31, 2014 (“2014 Quarter”). Total revenue for the 2014 Quarter increased to $51.3 million from $50.1 million for the quarter ended December 31, 2013 (“2013 Quarter”). Operating income, which is net income before the impact of the change in fair value of derivatives, loss on early extinguishment of debt, gains on sales of property and gains on casualty settlements, increased to $12.3 million for the 2014 Quarter from $12.2 million for the 2013 Quarter.
Net income attributable to common stockholders was $5.3 million ($0.25 per diluted share) for the 2014 Quarter compared to $6.7 million ($0.33 per diluted share) for the 2013 Quarter. The decrease in net income attributable to common stockholders for the 2014 Quarter was primarily the result of (a) preferred stock redemption costs ($1.5 million), (b) higher depreciation expense ($0.6 million), (c) higher preferred stock dividends ($0.5 million), (d) higher general and administrative expense ($0.3 million) and (e) higher acquisition costs ($0.2 million) partially offset by (f) increased property operating income ($1.1 million), (g) lower predevelopment expenses related to Park Van Ness ($0.3 million) and (h) lower non-controlling interests ($0.5 million).
Same property revenue increased 1.2% and same property operating income increased 1.5% for the 2014 Quarter compared to the 2013 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income increased 2.6% and mixed-use same property operating income decreased 1.7%. The decline in Mixed-Use same property operating income was primarily the result of lower expense recoveries which, in turn, resulted from the resetting of base year expenses when certain leases were renewed.
For the year ended December 31, 2014 (“2014 Period”), total revenue increased to $207.1 million from $197.9 million for the year ended December 31, 2013 (“2013 Period”). Operating income was $51.9 million for the 2014 Period and $35.3 million for the 2013 Period. Operating income for the 2014 Period increased primarily due to (a) $8.0 million of lower depreciation expense and $3.4 million of lower predevelopment expenses, both of which are related to the Company’s activities at Park Van Ness, (b) $7.6 million of increased property operating income and (c) $0.6 million of lower interest expense and amortization of deferred debt costs partially offset by (d) $2.0 million of higher general and administrative expenses.
Net income attributable to common stockholders was $32.1 million ($1.54 per diluted share) for the 2014 Period compared to $11.7 million ($0.57 per diluted share) for the 2013 Period. Net income attributable to common stockholders for the 2014 Period increased primarily due to (a) lower depreciation and predevelopment expenses related to Park Van Ness ($11.4 million), (b) lower charges against common equity resulting from the redemption of preferred stock ($3.7 million), (c) higher gain on sales of property ($6.1 million), and (d) increased property operating income ($7.6 million) partially offset by (e) higher noncontrolling interests ($7.1 million) and (f) higher general and administrative expenses ($2.0 million).
Same property revenue increased 4.2% and same property operating income increased 4.4% for the 2014 Period compared to the 2013 Period. Shopping center same property operating income increased 5.4% and mixed-use same property operating income increased 1.2%. Shopping center operating income increased primarily due to (a) a bankruptcy settlement and collection related to a former tenant at Seven Corners ($1.6 million), (b) the impact of a lease termination at Seven Corners ($0.7 million) and (c) the impact of higher revenue as a result of a 95,000 square foot increase in average leased space.

www.SaulCenters.com

As of December 31, 2014, 94.4% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center), compared to 93.9% at December 31, 2013. On a same property basis, 94.4% of the portfolio was leased at December 31, 2014, compared to 93.9% at December 31, 2013. The 2014 same property percentage leased was impacted by a net increase of approximately 39,800 square feet. As of December 31, 2014, the apartments at Clarendon Center were 95.9% leased compared to 99.2% as of December 31, 2013.
Funds From Operations ("FFO") available to common shareholders (after deducting preferred stock dividends and preferred stock redemption charges) decreased to $17.5 million ($0.62 per diluted share) in the 2014 Quarter from $18.7 million ($0.68 per diluted share) in the 2013 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The decrease in FFO available to common shareholders for the 2014 Quarter was primarily due to (a) higher preferred stock redemption costs ($1.5 million) and (b) higher preferred stock dividends ($0.5 million), partially offset by (c) improved overall property operating income ($1.1 million).
FFO available to common shareholders (after deducting preferred stock dividends and preferred stock redemptions) increased 21.0% to $78.3 million ($2.80 per diluted share) in the 2014 Period from $64.7 million ($2.37 per diluted share) in the 2013 Period. FFO available to common shareholders for the 2014 Period increased primarily due to (a) improved overall property operating income ($7.6 million), (b) lower preferred stock redemption costs ($3.7 million), (c) lower predevelopment expenses ($3.4 million) partially offset by (d) higher general and administrative expenses ($2.0 million) and (e) higher acquisition related costs ($0.8 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio comprised of 59 properties which includes (a) 56 community and neighborhood shopping centers and mixed-use properties with approximately 9.3 million square feet of leasable area and (b) three land and development properties. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2014	December 31, 2013
	(Unaudited)
Assets
Real estate investments
Land	$420,622	$354,967
Buildings and equipment	1,109,276	1,094,605
Construction in progress	30,261	9,867
	1,560,159	1,459,439
Accumulated depreciation	(396,617)	(364,663)
	1,163,542	1,094,776
Cash and cash equivalents	12,128	17,297
Accounts receivable and accrued income, net	46,784	43,884
Deferred leasing costs, net	26,928	26,052
Prepaid expenses, net	4,093	4,047
Deferred debt costs, net	9,874	9,675
Other assets	3,638	2,944
Total assets	$1,266,987	$1,198,675

Liabilities
Mortgage notes payable	$808,997	$820,068
Revolving credit facility payable	43,000	—
Construction loan payable	5,391	—
Dividends and distributions payable	14,352	13,135
Accounts payable, accrued expenses and other liabilities	23,537	20,141
Deferred income	32,453	30,205
Total liabilities	927,730	883,549

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	209	206
Additional paid-in capital	287,995	270,428
Accumulated deficit and other comprehensive loss	(175,668)	(173,956)
Total Saul Centers, Inc. stockholders’ equity	292,536	276,678
Noncontrolling interests	46,721	38,448
Total stockholders’ equity	339,257	315,126
Total liabilities and stockholders’ equity	$1,266,987	$1,198,675

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenue
Base rent	$41,546	$40,495	$164,599	$159,898
Expense recoveries	7,784	8,024	32,132	30,949
Percentage rent	400	422	1,492	1,575
Other	1,534	1,205	8,869	5,475
Total revenue	51,264	50,146	207,092	197,897
Operating expenses
Property operating expenses	6,440	6,463	26,479	24,559
Provision for credit losses	200	228	680	968
Real estate taxes	5,723	5,609	22,354	22,415
Interest expense and amortization of deferred debt costs	11,497	11,425	46,034	46,589
Depreciation and amortization of deferred leasing costs	10,458	9,814	41,203	49,130
General and administrative	4,421	4,121	16,961	14,951
Acquisition related costs	211	7	949	106
Predevelopment expenses	—	268	503	3,910
Total operating expenses	38,950	37,935	155,163	162,628
Operating income	12,314	12,211	51,929	35,269
Change in fair value of derivatives	(4)	(114)	(10)	(7)
Loss on early extinguishment of debt	—	—	—	(497)
Gain on sale of property	—	—	6,069	—
Gain on casualty settlement	—	77	—	77
Net Income	12,310	12,174	57,988	34,842
Income attributable to noncontrolling interests	(1,814)	(2,278)	(11,045)	(3,970)
Net income attributable to Saul Centers, Inc.	10,496	9,896	46,943	30,872
Preferred stock redemption	(1,480)	—	(1,480)	(5,228)
Preferred stock dividends	(3,742)	(3,206)	(13,361)	(13,983)
Net income attributable to common stockholders	$5,274	$6,690	$32,102	$11,661
Per share net income attributable to common stockholders
Diluted	$0.25	$0.33	$1.54	$0.57

Weighted Average Common Stock:
Common stock	20,911	20,555	20,772	20,364
Effect of dilutive options	91	61	49	37
Diluted weighted average common stock	21,002	20,616	20,821	20,401

Reconciliation of net income to FFO attributable to common shareholders (1)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2014	2013	2014	2013
Net income	$12,310	$12,174	$57,988	$34,842
Subtract:
Gain on sale of property	—	—	(6,069)	—
Gain on casualty settlement	—	(77)	—	(77)
Add:
Real estate depreciation and amortization	10,458	9,814	41,203	49,130
FFO	22,768	21,911	93,122	83,895
Subtract:
Preferred stock dividends	(3,742)	(3,206)	(13,361)	(13,983)
Preferred stock redemption	(1,480)	—	(1,480)	(5,228)
FFO available to common shareholders	$17,546	$18,705	$78,281	$64,684
Weighted average shares:
Diluted weighted average common stock	21,002	20,616	20,821	20,401
Convertible limited partnership units	7,199	6,973	7,156	6,929
Average shares and units used to compute FFO per share	28,201	27,589	27,977	27,330
FFO per share available to common shareholders	$0.62	$0.68	$2.80	$2.37

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2014	2013	2014	2013
Net income	$12,310	$12,174	$57,988	$34,842
Add: Interest expense and amortization of deferred debt costs	11,497	11,425	46,034	46,589
Add: Depreciation and amortization of deferred leasing costs	10,458	9,814	41,203	49,130
Add: Loss on early extinguishment of debt	—	—	—	497
Add: General and administrative	4,421	4,121	16,961	14,951
Add: Predevelopment expenses	—	268	503	3,910
Add: Acquisition related costs	211	7	949	106
Add: Change in fair value of derivatives	4	114	10	7
Less: Gains on property dispositions	—	(77)	(6,069)	(77)
Less: Interest income	(17)	(12)	(75)	(69)
Property operating income	38,884	37,834	157,504	149,886
Less: Acquisitions, dispositions & development property	(611)	(130)	(1,787)	(719)
Total same property operating income	$38,273	$37,704	$155,717	$149,167

Shopping centers	$29,192	$28,462	$118,817	$112,708
Mixed-Use properties	9,081	9,242	36,900	36,459
Total same property operating income	$38,273	$37,704	$155,717	$149,167